Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT BY AND BETWEEN

BLUCORA, INC., INFOSPACE LLC AND PETER MANSOUR

THIS AMENDMENT NO. 2 (this “Amendment”) TO THE EMPLOYMENT AGREEMENT BY AND BETWEEN BLUCORA, INC., INFOSPACE LLC AND PETER MANSOUR, DATED OCTOBER 6, 2014, AS AMENDED BY AMENDMENT NO. 1 MADE AND ENTERED INTO ON JANUARY 22, 2016 (the “Agreement”), is made and entered into this 1st day of July 2016, by Blucora, Inc. (the “Company”), InfoSpace LLC (“InfoSpace”) and Peter Mansour (“Executive”). Unless stated otherwise, all capitalized but undefined terms used in this Amendment No. 2 have the meaning set forth in the Agreement.

WHEREAS, the Company, InfoSpace and Executive wish to amend the Agreement to address the potential sale of InfoSpace; and

WHEREAS, Section 15(b) of the Agreement states that the Agreement may not be modified except expressly in a writing signed by both parties;

NOW THEREFORE, the Agreement is hereby amended as follows:

1. Section 1(m) shall be amended in its entirety to read as follows:

“Release” means a full release of claims against the Company substantially in the form attached as Exhibit A to Amendment No. 2 to the Agreement made and entered into on June [    ], 2016; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive the Executive’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims. Notwithstanding the foregoing such Release shall fully waive and release any claims against the Company with respect to Section 5(c) of the Agreement.

2. The first paragraph of Section 6(d) shall be amended in its entirety to read as follows:

Termination of Employment in Connection With a Company Transaction. If the Company terminates the Executive’s employment without Cause or the Executive terminates employment with the Company for Good Reason (1) on the day of or during the 12-month period immediately following the consummation of a Company

Transaction or (2) during the 2-month period prior to the consummation of a Company Transaction but at the request of any third party participating in or causing the Company Transaction or otherwise in connection with the Company Transaction, then subject to Section 6(g), the Executive shall receive the following payments and benefits; provided, however, that the amount payable under Section 6(d)(iv) shall be payable only if the Company Transaction referenced in this paragraph is a Significant Operating Unit Transaction:

3. The following subparagraph (iv) shall be added immediately following subparagraph (iii) of Section 6(d):

(iv) a sale bonus payment in an amount of $250,000 (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii);

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2.

BLUCORA, INC.

By:	/s/ John S. Clendening	Date: June 30, 2016
Name:	John S. Clendening
Title:	President and Chief Executive Officer

INFOSPACE LLC

By:	/s/ John S. Clendening	Date: June 30, 2016
Name:	John S. Clendening
Title: Chief Executive Officer Executive

/s/ Peter Mansour		Date: July 1, 2016
Peter Mansour

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by Peter Mansour (“Executive”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below. This Release is in consideration of severance benefits to be paid to Executive by Blucora, Inc., a Delaware corporation (the “Company”), pursuant to the Employment Agreement between Executive and the Company dated as of October 6, 2014, as amended by Amendment No. 1 dated January 22, 2016 and Amendment No. 2 dated July 1, 2016 (the “Employment Agreement”). Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 6(g) of the Employment Agreement, that Executive execute a general release and waiver of claims in order to receive severance benefits pursuant to the Employment Agreement. For the avoidance of doubt, this Release replaces in its entirety the “General Release of All Claims” attached as Exhibit B to the Employment Agreement between Executive and the Company dated as of October 6, 2014.

1. Termination of Employment

Executive acknowledges that his employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments he held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of             (the “Termination Date”). Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future.

2. Waiver and Release

(a)

Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of any member of the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With

Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Paragraphs 2(b) and 2(c) below.

(b)	The waiver and release set forth in this Section 2 is intended to be construed as broadly and comprehensively as applicable law permits. The waiver and release shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Executive waives any right to recover monetary remedies and agrees that he will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency.

(c)	Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i) Executive’s entitlement, if any, to severance benefits pursuant to the Employment Agreement;

(ii) vested benefits or payments specifically to be provided to the Executive pursuant to the Employment Agreement or any Company employee benefit plans or policies;

(iii) indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

(iv) any claims which the Executive may have solely by virtue of the Executive’s status as a shareholder of the Company; or

(v) unemployment compensation to which Executive may be entitled under applicable law.

Notwithstanding anything to the contrary in this Section 2(c), this Release shall fully waive and release any claims against the Company with respect to Section 5(c) of the Agreement.

(d)	Executive represents and warrants that he is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(e)	Executive represents that he has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

3. No Admission of Wrongdoing

This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

4. Binding Agreement; Successors and Assigns

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 2 applies.

5. Other Agreements

This Release does not supersede or modify in any way Executive’s continuing obligations pursuant to the Employment Agreement (including Exhibit A thereto) or the dispute resolution provisions of the Employment Agreement (including Exhibit A thereto).

6. Knowing and Voluntary Agreement; Consideration and Revocation Periods

(a)	Executive acknowledges that he has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if he signs this Release before the 21-day period has ended he knowingly and voluntarily waives some or all of such 21-day period.

(b)	Executive represents that (i) he has read this Release carefully, (ii) he has hereby been advised by the Company to consult an attorney of his choice and has either done so or voluntarily chosen not to do so, (iii) he fully understands that by signing below he is giving up certain rights which he might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) he has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)	Executive shall have seven (7) calendar days from the date of his execution of this Release (the “Revocation Period”) in which he may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Executive Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

7. Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

Dated: